EXHIBIT 99
GIANT INDUSTRIES, INC.
NEWS RELEASE

Contact:  Mark B. Cox
          Executive Vice President, Treasurer, & Chief Financial Officer
          Giant Industries, Inc.
          (480) 585-8888

FOR IMMEDIATE RELEASE

August 9, 2004

                   GIANT INDUSTRIES, INC. ANNOUNCES
                      SECOND QUARTER NET EARNINGS

Scottsdale, AZ (August 9, 2004) - Giant Industries, Inc. [NYSE: GI] announced today net earnings of $5.0 million or $0.44 per diluted share for the second quarter ended June 30, 2004. Net earnings were $447,000 or $0.05 per diluted share, for the second quarter ended June 30, 2003.
For the first half of 2004, the Company reported net earnings of $9.5 million or $0.93 per diluted share versus net earnings of $2.1 million or $0.24 per diluted share for the first six months of 2003.

During the second quarter, the Company completed its previously announced refinancing plan and issued $150 million of 8% senior subordinated notes due 2014 and approximately 3.3 million shares of common stock raising approximately $58 million. Net proceeds from the offerings were used to refinance the Company's outstanding 9% senior subordinated notes due 2007 and to retire approximately $51 million of the Company's 11% senior subordinated notes due 2012. Fees and expenses related to the financing resulted in a net after-tax charge of $9.9 million, or approximately
$0.88 per share. Excluding the effect of the after-tax charge related to the refinancing, net earnings for the second quarter would have been $14.9 million, or $1.32 per diluted share, which would have been the highest quarterly net earnings in the history of the company. For the first six months of 2004, net earnings would have been $18.9 million or $1.85 per diluted share, excluding the after-tax costs related to the refinancing.

Fred Holliger, Giant's Chairman and CEO said, "The first six months of this year have certainly been strong from an earnings perspective. Our net earnings for the second quarter and year-to-date significantly exceeded our financial performance for the same period last year. This performance was even more significant when you consider that it was achieved in spite of the refinancing related charges recognized in this year's second quarter."

Commenting on 2004 year-to-date operations, Holliger said, "Our refining operations had earnings before tax of $50.0 million in the first half of 2004 compared to $22.6 million for the same period last year. This improvement was primarily the result of improved refining margins at all three refineries and increased production at the Yorktown refinery. The
Refining group's contribution to earnings in the second quarter was negatively impacted by reduced production at the Ciniza refinery due to the fire in the alkylation unit that occurred on April 8, 2004, and the incurrence of insurance deductibles and other related uninsured expenses of $1.8 million relative to the fire."

"Our retail operations have also performed well in the first half of 2004. Year-to-date, same store fuel gallon sales are up almost 5% over the prior year level and our same store merchandise sales are up in excess of 6% over the prior year level."

"Phoenix Fuel Company continued to experience strong growth in both wholesale and cardlock fuel sales that contributed to before tax earnings growth of approximately 30% from approximately $3.0 million in the first six months of 2003 to $3.9 million in the first six months of 2004."

Holliger continued, "We recently completed an amendment to our revolving credit facility that extends the maturity of the facility for an additional three years, substantially reduces our existing borrowing and letter of credit costs and relaxes some of the covenants. In contemplation of potential future growth, we also expanded the size of our bank group to accommodate a larger credit facility should it become useful. We are appreciative of the support that we have received from our banks, including their recognition of the significant improvement in our overall financial condition as evidenced by the terms of our revised credit facility."

"On July 14, 2004, we also prepaid the remaining balance on the term loan that we entered into to finance a portion of the acquisition of the Yorktown refinery. This prepayment reduced our level of outstanding debt by approximately $18 million, further reduced our interest expense and removed the security liens on our fixed assets. This prepayment was the final step in our recent refinancing. While the refinancing did cost approximately $9.9 million after tax, I believe it's important to note that we did reduce our interest expense by approximately $6.3 million annually on an after tax basis in comparison to the 2003 level, assuming no future borrowings on our revolving credit facility."

"Today, we have no indebtedness outstanding other than our senior subordinated notes. Since June 30, 2002, we have reduced our debt by approximately $157 million and have achieved a long-term debt to total capital percentage ratio of 58.5%. We are striving to reduce this percentage to the mid-to-low 50's level."

"We are in the process of completing repairs on the alkylation unit at the Ciniza refinery and we anticipate restarting the unit in the near future. The repairs took longer than initially anticipated as we experienced delays in receiving a vessel and instrumentation necessary to complete the repairs. We are currently working with our insurance providers to receive reimbursement of a substantial amount of the repair costs."

"In the month of September, we will be significantly reducing the production at our Yorktown refinery as we perform various upgrades throughout the refinery. These upgrades will allow us to substantially increase the amount of acidic crude oil that can be processed under the crude supply agreement that we entered into with Statoil earlier this year. The increased processing of higher acid crude oil should further reduce crude oil costs, improve the high-value product output, and contribute significantly to higher earnings."

Relative to third quarter performance, Holliger remarked, "Overall, we believe that our current refining fundamentals are more positive now than the same time last year. Same store fuel volumes and merchandise sales for our retail group are above the prior year's levels. Merchandise margins are, however, lower than they were this time last year. Phoenix
Fuel currently continues to see growth in both wholesale and unmanned fleet fueling volumes with stronger margins than the same time last year."

Giant's senior management will hold a conference call at 2:00 p.m. EDT on August 10, 2004 to discuss this earnings release and provide an update on company operations. The conference call will be broadcast live on the company's website at www.giant.com.

Giant Industries, Inc., headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one
Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New
Mexico refineries, finished products distribution terminals in Albuquerque, New Mexico and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports, and a chain of retail service station/convenience stores in New Mexico, Colorado, and Arizona. Giant is also the parent Company of Phoenix Fuel Co., Inc., an Arizona wholesale petroleum products distributor. For more information, please visit
Giant's website at www.giant.com.

This press release contains forward-looking statements that involve known and unknown risks and uncertainties. Forward-looking statements are identified by words or phrases such as "believes," "expects,"
"anticipates," "estimates," "should," "could," "plans," "intends,"
"will," variations of such words and phrases, and other similar expressions. While these forward-looking statements are made in good faith, and reflect the Company's current judgment regarding such matters, actual results could vary materially from the forward-looking statements.
Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: the risk that we will not be able to attain expected debt reductions or interest savings, the risk that we will not be able to restart the alkylation unit at our Ciniza refinery in the near future, the risk that we will not receive anticipated levels of reimbursement from our insurance carriers in connection with the damage done to the Ciniza refinery by the fire in the alkylation unit, the risk that upgrades at our Yorktown refinery will not occur when scheduled, on budget, or achieve our projected results, the risk that the anticipated benefits from the use of crude oil purchased from Statoil will not be realized, the risk that current refining fundamentals will not continue, the risk that growth experienced by Phoenix Fuel and our retail division will not continue, and the risk that retail merchandise margins will continue to decline, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on behalf of the Company, are expressly qualified in their entirety by the foregoing.
Forward-looking statements made by the Company represent its judgment on the dates such statements are made. The Company assumes no obligation to update any forward-looking statements to reflect new or changed events or circumstance.


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
                       CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (Unaudited)

                                                    (In thousands except shares and per share data)
---------------------------------------------------------------------------------------------------
                                                         Three Months             Six Months
                                                        Ended June 30,          Ended June 30,
---------------------------------------------------------------------------------------------------
                                                        2004        2003        2004        2003
---------------------------------------------------------------------------------------------------
Net revenues                                         $  654,300  $  408,852  $1,195,312  $  889,465
Cost of products sold                                   557,536     338,792   1,018,448     748,340
---------------------------------------------------------------------------------------------------
Gross margin                                             96,764      70,060     176,864     141,125
Operating expenses                                       43,596      41,258      87,845      80,380
Depreciation and amortization                             9,247       9,398      18,371      18,491
Selling, general and administrative expenses             10,052       7,271      18,252      14,295
Net (gain) loss on disposal/write-down of assets             79        (187)         93         218
---------------------------------------------------------------------------------------------------
Operating income                                         33,790      12,320      52,303      27,741
Interest expense                                         (8,688)     (9,865)    (18,049)    (20,024)
Costs associated with early debt extinguishment         (10,875)          -     (10,875)          -
Amortization/write-off of financing costs                (5,857)     (1,197)     (6,815)     (2,388)
Interest and investment income                               42          59          81          83
---------------------------------------------------------------------------------------------------
Earnings from continuing operations before
  income taxes                                            8,412       1,317      16,645       5,412
Provision for income taxes                                3,112         545       6,767       2,238
---------------------------------------------------------------------------------------------------
Earnings from continuing operations
  before cumulative effect of change in
  accounting principle                                    5,300         772       9,878       3,174
Discontinued operations, net of income
  tax benefit of $191, $217, $229 and $264                 (312)       (325)       (372)       (396)
Cumulative effect of change in accounting
  principle, net of income tax benefit of $469                -           -           -        (704)
---------------------------------------------------------------------------------------------------
Net earnings (loss)                                  $    4,988  $      447  $    9,506  $    2,074
===================================================================================================

Net earnings (loss) per common share:
  Basic
    Continuing operations                            $     0.48  $     0.09  $     1.00  $     0.37
    Discontinued operations                               (0.03)      (0.04)      (0.04)      (0.05)
    Cumulative effect of change in
      accounting principle                                    -           -           -       (0.08)
---------------------------------------------------------------------------------------------------
                                                     $     0.45  $     0.05  $     0.96  $     0.24
===================================================================================================
  Assuming dilution
    Continuing operations                            $     0.47  $     0.09  $     0.97  $     0.36
    Discontinued operations                               (0.03)      (0.04)      (0.04)      (0.04)
    Cumulative effect of change in
      accounting principle                                    -           -           -       (0.08)
---------------------------------------------------------------------------------------------------
                                                     $     0.44  $     0.05  $     0.93  $     0.24
===================================================================================================
Weighted average number of shares outstanding:
  Basic                                              10,997,348   8,780,857   9,910,068   8,676,895
  Assuming dilution                                  11,271,425   8,861,823  10,182,446   8,738,746
===================================================================================================

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                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)

                                                              (In thousands)
---------------------------------------------------------------------------------------
                                                  June 30, 2004       December 31, 2003
---------------------------------------------------------------------------------------
Assets

Current assets                                      $  256,506           $  251,807
---------------------------------------------------------------------------------------
Property, plant and equipment                          640,055              632,483
  Less accumulated depreciation and amortization      (248,805)            (236,441)
---------------------------------------------------------------------------------------
                                                       391,250              396,042
Other assets                                            61,665               51,805
---------------------------------------------------------------------------------------
Total Assets                                       $  709,421           $  699,654
=======================================================================================

Liabilities and Stockholders' Equity

Current liabilities                                 $  152,707           $  154,408
Long-term debt, net of current portion                 292,507              355,601
Deferred income taxes                                   31,447               28,039
Other liabilities and deferred income                   25,242               22,170
Stockholders' equity                                   207,518              139,436
---------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity         $  709,421           $  699,654
=======================================================================================

Certain reclassifications have been made to the 2003 financial statements to conform to classifications used in 2004. These reclassifications had no effect on reported earnings or stockholders' equity.

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
                                      OPERATING STATISTICS

                                         2 Qtr. 2004  1 Qtr. 2004  4 Qtr. 2003  3 Qtr. 2003  2 Qtr. 2003
--------------------------------------------------------------------------------------------------------
Refining
--------
Four Corners Operations:
Crude Oil/NGL Throughput (BPD)              26,463       28,280       29,992       29,244       31,854
Refinery Sourced Sales Barrels (BPD)        25,175       27,615       27,489       30,147       30,472
Avg. Crude Oil Costs ($/Bbl)              $  35.97     $  32.61     $  29.24     $  28.90     $  27.90
Refining Margins ($/Bbl)                  $  12.44     $   8.35     $   8.07     $   9.51     $   9.41
Retail Fuel Volumes Sold as a % of
  Four Corners Refinery's Sourced
  Sales Barrels                                 40%          36%         37%          35%           38%

Yorktown Operations:
Crude Oil/NGL Throughput (BPD)              67,639       61,200       61,540       60,485       52,316
Refinery Sourced Sales Barrels (BPD)        69,862       63,824       59,307       62,937       54,046
Avg. Crude Oil Costs ($/Bbl)              $  35.53     $  32.68     $  29.47     $  28.54     $  28.06
Refining Margins ($/Bbl)                  $   6.20     $   5.55     $   4.47     $   4.61     $   2.82

Retail(1)
---------
Fuel Gallons Sold (000's)                   38,439       37,681       38,782       41,254       43,902
Fuel Margins ($/gal)                      $   0.21     $   0.16     $   0.19     $   0.21     $   0.22
Merchandise Sales ($ in 000's)            $ 34,541     $ 30,844     $ 32,148     $ 35,387     $ 34,570
Merchandise Margins                             24%          27%          28%          29%          30%
Number of Operating Units at End
  of Period                                    125          127          127          127          129

Phoenix Fuel
------------
Fuel Gallons Sold (000's)                  124,342      112,844      111,110      109,903     105,148
Fuel Margins ($/gal)                      $   0.06     $   0.05     $   0.06     $   0.05    $   0.05
Lubricant Sales ($ in 000's)              $  7,827     $  6,875     $  6,508     $  6,140    $  6,212
Lubricant Margins                               13%          13%          14%          16%         15%
--------------------------------------------------------------------------------------------------------

Operating Income (Loss) (before
corporate allocations) (in 000's)
---------------------------------
Refining - Four Corners Operations        $ 13,704     $  6,161     $  6,445     $ 13,269    $ 12,715
         - Yorktown Operations              21,811       14,435        5,988       10,540      (2,847)
Retail(1)                                    2,614          988        2,582        5,052       4,834
Phoenix Fuel                                 2,963        2,113        2,492        2,101       2,284
Corporate                                   (7,256)      (5,268)      (4,891)      (6,147)     (5,033)
Net (loss) gain on disposal/write-down
  of assets(1)                                (549)         (14)         (96)      (1,272)       (175)
--------------------------------------------------------------------------------------------------------
Total(1)                                  $ 33,287     $ 18,415     $ 12,520     $ 23,543    $ 11,778
========================================================================================================

Capital Expenditures (in 000's)(3)
----------------------------------
Refining - Four Corners Operations(2)     $ 15,637     $    744     $  4,052     $    654    $    257
         - Yorktown Operations               1,981        1,872          448          (87)      4,317
Retail                                         438          258        1,458          490         120
Phoenix Fuel                                   465          328          229          271         129
Corporate                                      115           11          102          112          55
--------------------------------------------------------------------------------------------------------
Total                                     $ 18,636     $  3,213     $  6,289     $  1,440    $  4,878
========================================================================================================

(1) Includes discontinued operations.
(2) Includes payments related to the Ciniza fire incident.
(3) Excludes Yorktown refinery acquisition contingent payments.


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
                           Selected Financial Data

                                                 June 30, 2004    December 31, 2003
--------------------------------------------------------------------------------
Working Capital (In Millions)                      $103,799           $ 97,399
Current Ratio                                        1.68:1             1.63:1
Long-Term Debt As A Percent of Total Capital(4)        58.5%              71.8%
Net Debt As A Percent of Total Capital(5)              56.6%              70.2%
Book Value Per Share(6)                            $  17.03           $  15.87
Net cash provided by operating activities(7)       $ 26,537           $ 62,349
--------------------------------------------------------------------------------

(4) Long-term debt represents long-term debt, net of current portion. Total capital represents long-term debt, net of current portion, plus total stockholders' equity.
(5) Net debt represents long-term debt, net of current portion, less cash and cash equivalents. Total capital represents long-term debt, net of current portion, less cash and cash equivalents plus total stockholders' equity.
(6) Book value per share represents total stockholders' equity divided by number of common shares outstanding.
(7) Net cash provided by operating activities for June 30, 2004 and December 31, 2003 is for six and twelve months, respectively.

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        Share Price Data  (NYSE: GI)

                    High      Low    Close
-------------------------------------------
2004 2nd Quarter   $22.16   $15.37   $22.00
2004 1st Quarter   $25.44   $11.71   $20.70
2003 4th Quarter   $12.73   $ 7.10   $11.98
2003 3rd Quarter   $ 8.10   $ 5.57   $ 7.23
2003 2nd Quarter   $ 6.32   $ 4.42   $ 5.96
-------------------------------------------

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